Corporte News  Public Affairs
                                                 Ford Motor Company
                                                 The American Road
                                                 Room 904
                                                 Dearborn, Michigan 48121

                                                 Telephone:(313)322-9600
                                                 Fax:(313)845-0570



IMMEDIATE RELEASE


Contact:  For media inquiries:     For broadcast media:
          Kathryn Blackwell or     Lin Cummins
          Judith Muhlberg          (313) 322-9600
          (313) 322-9600

          Stockholder inquiries:
          (313) 845-8540


FORD'S EARNINGS CONTINUE IMPROVEMENT


        DEARBORN, Mich., July 27 -- Substantial gains in both financial services and automotive operations led to continued earnings improvement for Ford Motor Company in the second quarter of 1994.

        The company earned $1.63 per share of common and Class B stock, compared with $.72 per share in the second quarter of last year. Earnings per share data have been adjusted to reflect the company's 2-for-1 stock split in the form of a 100 percent stock dividend which was effective June 6, 1994.

        The second quarter results marked the sixth straight quarterly earnings improvement for Ford Motor Company. Total earnings were a record $1.711 billion. Earnings in the second quarter of 1993 were $775 million.

        "We feel good about these improvements, but we are by no means satisfied," said Alex Trotman, chairman and chief executive officer. "Our goals are ambitious and to achieve them we must remain focused on improving our automotive return on sales. We will continue to remake ourselves -- to be leaner and even more efficient."

Summary of Second Quarter 1994 Results
- --------------------------------------

           A summary of the 1994 second quarter results compared with 1993 second quarter results follows:

- - Net income from worldwide automotive operations was $1.183 billion, compared with $395 million in the second quarter of 1993.

- - Worldwide automotive after-tax return on sales was 4.2 percent,compared with 1.7 percent last year.

- - Net income from U.S. automotive operations was $907 million, compared with $367 million.

- - Automotive operations outside the U.S. earned $276 million, compared with $28 million.

- - The Financial Services Group earned $528 million, compared with
  $380 million.

- - Worldwide sales and revenues were $33.8 billion, compared with $29.4 billion.

- - Factory unit sales were 1,811,000, compared with 1,675,000.

- - Combined car and truck market share in the U.S. was 25 percent, the same as last year.

- - European car and truck share was 11.8 percent, compared with 11.4 percent.

- - Stockholders' equity was $18.4 billion, compared with $15.7 billion.

- - Automotive cash and marketable securities were $13.7 billion, compared with $9.3 billion.

- - Automotive debt was $7.3 billion, compared with $7.9 billion.

- - Capital spending was $1.9 billion, compared with $1.7 billion.

Automotive Operations
- ---------------------

          Ford's net income from worldwide automotive operations improved $788 million, compared with the second quarter of 1993. The after-tax return on sales was 4.2 percent, up 2.5 percentage points from last year. U.S. automotive operations showed continued strength with a $540 million improvement over the prior year. Continued recovery in the U.S. automotive industry resulted in higher Ford volume and an improved mix of retail sales. Ford continues to project U.S. industry sales of about 15.5 million cars and trucks for 1994, compared with 14.2 million units in 1993.

          "Our products offer exceptional customer value," Trotman said. "The introduction of the Mercury Mystique and Ford Contour this fall will strengthen our product line in an important segment of the market. We believe these products will exceed buyer expectations and provide outstanding owner satisfaction, as is the case in Europe with the Ford Mondeo."

          Automotive operations outside the U.S. improved $248 million. Ford's European automotive operations (excluding Jaguar) earned $244 million, compared with a loss of $66 million a year ago.

          "We're encouraged by Europe's cost reduction achievements," Trotman said. "As the European economies recover, the progress we've made there will be even more evident."

          European industry sales for 1994 are projected to be about 13.3 million units, compared with 12.5 million units in 1993. In the second quarter, industry volumes were up in most major markets.

The Financial Services Group
- ----------------------------

          The Financial Services Group earned a record $528 million in the second quarter of 1994. The Group's profit was up $148 million, compared with the $380 million earned during the same period last year.

         "The Financial Services Group, one of the most profitable financial services companies in the world, has proved, once again, its value to Ford's bottom line," Trotman said. "And looking ahead, Ford Credit, The Associates and USL Capital are well-positioned for continued growth."

         The Group's performance was led by Ford Credit, which earned $368 million, compared with $306 million in the second quarter of 1993. The Associates and USL Capital also posted significant improvements over 1993.

Other 1994 Highlights
- ---------------------

- - In the U.S., Ford's truck sales were the highest ever in the first half of 1994, setting records for any month in March, May and June.

- - Through June, Ford was the leading exporter from the U.S. and Canada, with a record 57,200 units, up 75 percent from last year.

- - In Europe year-to-date, car volume was up 9 percent from 1993 levels, and the Fiesta and Mondeo were segment leaders.

- - In China, agreements on joint ventures with two Chinese automotive suppliers established Ford's first manufacturing presence there.

- - In Japan, Ford strengthened its product line with the introduction of the Mustang and right-hand-drive versions of the Probe, Mondeo and Laser. For the first half of the year, sales of Ford imports in Japan were almost three times higher than last year.

Outlook -- Ford Prepares for Future
- -----------------------------------

           "I'm very pleased with the reaction of our people to the global realignment known as 'Ford 2000'," Trotman said. "The enthusiasm and dedication of Ford employees around the world make me confident that we'll have a smooth, successful transition.
Ford 2000 will pave the way for future growth and strengthen our worldwide competitiveness."



                                # # #

7/27/94

                     Ford Motor Company and Subsidiaries

                                 HIGHLIGHTS
                                 ----------


                                                         Second Quarter                       First Half
                                                    ----------------------             -----------------------
                                                     1994             1993              1994             1993
                                                    ------           ------            ------           ------
Worldwide factory sales of cars
 and trucks (in thousands)
- - United States                                      1,125            1,102            2,209            2,024
- - Outside United States                                686              573            1,274            1,182
                                                     -----            -----            -----            -----
   Total                                             1,811            1,675            3,483            3,206
                                                     =====            =====            =====            =====

Sales and revenues (in millions)
- - Automotive                                       $28,375          $25,264          $54,445          $47,950
- - Financial Services                                 5,397            4,155            9,729            8,232
                                                   -------          -------          -------          -------
   Total                                           $33,772          $29,419          $64,174          $56,182
                                                   =======          =======          =======          =======

Net income (in millions)
- - Automotive                                       $ 1,183          $   395          $ 2,138          $   571
- - Financial Services                                   528              380              477*             776
                                                   -------          -------          -------          -------

   Total                                           $ 1,711          $   775          $ 2,615          $ 1,347
                                                   =======          =======          =======          =======

Capital expenditures (in millions)
- - Automotive                                       $ 1,839          $ 1,634          $ 3,480          $ 2,904
- - Financial Services                                    62               23              121               42
                                                   -------          -------          -------          -------
   Total                                           $ 1,901          $ 1,657          $ 3,601          $ 2,946
                                                   =======          =======          =======          =======

Stockholders' equity at June 30
- - Total (in millions)                              $18,422          $15,683          $18,422          $15,683
- - After-tax return on Common and
   Class B stockholders' equity                       46.6%            23.4%            37.0%            20.4%

Automotive cash, cash equivalents,
 and marketable securities at
 June 30 (in millions)                             $13,665          $ 9,319          $13,665          $ 9,319

Automotive debt at June 30
 (in millions)                                     $ 7,263          $ 7,880          $ 7,263          $ 7,880

Automotive after-tax return on sales                   4.2%             1.7%             4.0%             1.3%

Shares of Common and Class B Stock
 (in millions)
- - Average number outstanding                         1,005              982            1,002              982
- - Number outstanding at June 30                      1,009              984            1,009              984

AMOUNTS PER SHARE OF COMMON AND
 CLASS B STOCK AFTER PREFERRED
 STOCK DIVIDENDS

Income
- - Automotive                                       $  1.10          $  0.33          $  1.99          $  0.44
- - Financial Services                                  0.53             0.39             0.48             0.79
                                                   -------          -------          -------          -------

   Total                                           $  1.63          $  0.72          $  2.47          $  1.23
                                                   =======          =======          =======          =======

Income assuming full dilution                      $  1.44          $  0.65          $  2.20          $  1.13

Cash dividends per share of Common
 and Class B Stock                                 $ 0.225          $  0.20          $ 0.425          $  0.40

- - - - - -
*Includes a loss of $440 million related to the disposition of First Nationwide Financial Corporation.

Share data have been restated to reflect the 2-for-1 stock split that became effective June 6, 1994.

                       Ford Motor Company and Subsidiaries

                         CONSOLIDATED STATEMENT OF INCOME
                         --------------------------------

                   For the Periods Ended June 30, 1994 and 1993
                                  (in millions)


                                                         Second Quarter                      First Half
                                                    ------------------------          -----------------------
                                                     1994             1993             1994             1993
                                                    ------           -------          ------           ------
                                                          (unaudited)                       (unaudited)
AUTOMOTIVE
Sales                                              $28,375          $25,264          $54,445          $47,950

Costs and expenses (Note 2)
Costs of sales                                      24,997           23,179           48,349           44,263
Selling, administrative, and
 other expenses                                      1,412            1,298            2,571            2,395
                                                   -------          -------          -------          -------
  Total costs and expenses                          26,409           24,477           50,920           46,658

Operating income                                     1,966              787            3,525            1,292

Interest income                                        163              155              291              286
Interest expense                                       163              202              339              436
                                                   -------          -------          -------          -------
  Net interest expense                                   0              (47)             (48)            (150)
Equity in net income of
 affiliated companies                                   42               10              109               11
Net expense from transactions with
 Financial Services                                     11               10               19               17
                                                   -------          -------          -------          -------
Income before income taxes - Automotive              1,997              740            3,567            1,136

FINANCIAL SERVICES
Revenues                                             5,397            4,155            9,729            8,232

Costs and expenses
Interest expense                                     1,668            1,611            3,266            3,233
Operating and other expenses                         1,223              811            2,047            1,535
Provision for credit and insurance losses              409              383              753              777
Depreciation                                         1,197              706            2,100            1,380
Loss on disposition of First Nationwide
 Financial Corp. (Note 4)                                -                -              475                -
                                                   -------          -------          -------          -------
  Total costs and expenses                           4,497            3,511            8,641            6,925
Net revenue from transactions
 with Automotive                                        11               10               19               17
                                                   -------          -------          -------          -------

Income before income taxes
 - Financial Services                                  911              654            1,107            1,324
                                                   -------          -------          -------          -------


TOTAL COMPANY
Income before income taxes                           2,908            1,394            4,674            2,460

Provision for income taxes                           1,161              570            1,986            1,038
                                                   -------          -------          -------          -------

Income before minority interests                     1,747              824            2,688            1,422

Minority interests in net
 income of subsidiaries                                 36               49               73               75
                                                   -------          -------          -------          -------

Net income                                           1,711              775            2,615            1,347
Preferred stock dividend requirements                   72               72              144              144
                                                   -------          -------          -------          -------

Income attributable to Common
 and Class B Stock                                 $ 1,639          $   703          $ 2,471          $ 1,203
                                                   =======          =======          =======          =======

Average number of shares of Common
 and Class B Stock outstanding (Note 5)              1,005              982            1,002              982

AMOUNTS PER SHARE OF COMMON
 STOCK AND CLASS B STOCK AFTER
 PREFERRED STOCK DIVIDENDS

Income                                             $  1.63          $  0.72          $  2.47          $  1.23
                                                   =======          =======          =======          =======

Income assuming full dilution                      $  1.44          $  0.65          $  2.20          $  1.13

Cash dividends                                     $ 0.225          $  0.20          $ 0.425          $  0.40

- - - - - -
The accompanying notes are part of the financial statements.

Share data have been restated to reflect the 2-for-1 stock split that became effective June 6, 1994.

                          Ford Motor Company and Subsidiaries

                               CONSOLIDATED BALANCE SHEET
                               ---------------------------
                                      (in millions)

                                                                                   June 30,           December 31,
                                                                                     1994                 1993
                                                                                  ----------        --------------
ASSETS                                                                            (unaudited)
Automotive
Cash and cash equivalents                                                          $  8,414             $  5,667
Marketable securities                                                                 5,251                4,085
                                                                                   --------             --------
   Total cash, cash equivalents, and marketable securities                           13,665                9,752

Receivables                                                                           2,373                2,302
Inventories (Note 3)                                                                  5,704                5,538
Deferred income taxes                                                                 2,880                2,830
Other current assets                                                                  1,604                1,226
Net current receivable from Financial Services                                        1,247                  834
                                                                                   --------             --------
   Total current assets                                                              27,473               22,482

Equity in net assets of affiliated companies                                          3,058                3,002
Net property                                                                         24,678               23,059
Deferred income taxes                                                                 4,988                5,427
Other assets                                                                          7,772                7,691
Net noncurrent receivable from Financial Services                                        79                   76
                                                                                   --------             --------
   Total Automotive assets                                                           68,048               61,737

Financial Services (Note 4)
Cash and cash equivalents                                                             2,442                2,555
Investments in securities                                                             5,763                8,219
Net receivables and lease investments                                               120,897              119,535
Other assets                                                                         12,929                6,892
                                                                                   --------             --------
   Total Financial Services assets                                                  142,031              137,201
                                                                                   --------             --------

   Total assets                                                                    $210,079             $198,938
                                                                                   ========             ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Automotive
Trade payables                                                                     $ 10,373             $  8,769
Other payables                                                                        2,503                1,976
Accrued liabilities                                                                  11,787               10,815
Income taxes payable                                                                    662                  160
Debt payable within one year                                                            156                  932
                                                                                   --------             --------
   Total current liabilities                                                         25,481               22,652

Long-term debt                                                                        7,107                7,084
Other liabilities                                                                    27,065               25,911
Deferred income taxes                                                                 1,051                1,089
                                                                                   --------             --------
   Total Automotive liabilities                                                      60,704               56,736

Financial Services (Note 4)
Payables                                                                              2,259                1,881
Debt                                                                                116,312              103,960
Deposit accounts                                                                          0               10,549
Deferred income taxes                                                                 2,710                2,287
Other liabilities and deferred income                                                 6,880                5,583
Net payable to Automotive                                                             1,326                  910
                                                                                   --------             --------
   Total Financial Services liabilities                                             129,487              125,170

Preferred stockholders' equity in subsidiary companies                                1,466                1,458

Stockholders' equity
Capital stock
 Preferred Stock, par value $1.00 per share (aggregate
  liquidation preference of $3.4 billion)                                                 *                    *
 Common Stock, par value $1.00 per share (938 and 464 million shares issued)            938                  464
 Class B Stock, par value $1.00 per share (71 and 35 million shares issued)              71                   35
Capital in excess of par value of stock                                               4,867                5,082
Foreign currency translation adjustments and other                                     (115)                (678)
Minimum pension liability adjustment                                                   (456)                (400)
Earnings retained for use in business                                                13,117               11,071
                                                                                   --------             --------
   Total stockholders' equity                                                        18,422               15,574
                                                                                   --------             --------

   Total liabilities and stockholders' equity                                      $210,079             $198,938
                                                                                   ========             ========

- - - - - -
*Less than $1 million
The accompanying notes are part of the financial statements.

                                    Ford Motor Company and Subsidiaries

                               CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                ----------------------------------------------
                                For the Periods Ended June 30, 1994 and 1993
                                              (in millions)


                                                                         First Half 1994          First Half 1993
                                                                      ----------------------   ---------------------
                                                                                   Financial                Financial
                                                                      Automotive   Services    Automotive   Services
                                                                      ----------   --------    ----------   --------
                                                                           (unaudited)              (unaudited)

Cash and cash equivalents at January 1                                $  5,667     $  2,555    $  3,504     $  3,182

Cash flows from operating activities before securities trading           8,134        4,532       5,212        3,795
Net (purchases)/sales of trading securities (Note 6)                    (1,279)         180           -            -
                                                                      --------     --------    --------     --------
   Net cash flows from operating activities                              6,855        4,712       5,212        3,795

Cash flows from investing activities
 Capital expenditures                                                   (3,480)        (121)     (2,904)         (42)
 Acquisitions of other companies                                             0            0           0          (86)
 Acquisitions of receivables and lease investments                           -      (98,778)          -      (81,062)
 Collections of receivables and lease investments                            -       82,687           -       69,048
 Acquisitions of daily rental vehicles, net of disposals                     -       (1,134)          -            0
 Purchases of securities (Note 6)                                         (113)      (6,395)    (39,781)      (6,799)
 Sales of securities (Note 6)                                              235        6,247      41,305        5,834
 Proceeds from sales of receivables                                          -        1,530           -        2,449
 Loans originated net of principal payments                                  -         (204)          -         (489)
 Investing activity with Financial Services                                 15            -        (339)           -
 Other                                                                     228         (262)       (160)         469
                                                                      --------     --------    --------     --------
   Net cash used in investing activities                                (3,115)     (16,430)     (1,879)     (10,678)

Cash flows from financing activities
 Cash dividends                                                           (569)           -        (545)           -
 Issuance of Common Stock                                                  294            -         101            -
 Changes in short-term debt                                               (735)       7,010        (344)       1,866
 Proceeds from issuance of other debt                                      128       11,234         322       12,114
 Principal payments on other debt                                          (41)      (7,156)       (277)      (6,436)
 Financing activity with Automotive                                          -          (15)          -          339
 Changes in customers' deposits, excluding
  interest credited                                                          -         (422)          -       (2,116)
 Receipts from annuity contracts                                             -          519           -          447
 Redemption of Hertz common and preferred stock (Note 7)                     -         (145)          -            -
 Issuance of subsidiary company preferred stock                              -            1           -          174
 Other                                                                       0           14          40           53
                                                                      --------     --------    --------     --------
   Net cash (used in)/provided by financing
    activities                                                            (923)      11,040        (703)       6,441

Effect of exchange rate changes on cash                                    346          149         156          119
Net transactions with Automotive/
 Financial Services                                                       (416)         416        (975)         975
                                                                      --------     --------    --------     --------

   Net increase/(decrease) in cash and cash
    equivalents                                                          2,747         (113)      1,811          652
                                                                      --------     --------    --------     --------

Cash and cash equivalents at June 30                                  $  8,414*    $  2,442    $  5,315*    $  3,834
                                                                      =========    ========    ========     ========
   Total cash and cash equivalents                                            $10,856                  $9,149
                                                                              =======                  ======

- - - - - -
*Automotive cash, cash equivalents, and marketable securities at June 30 were as follows (in millions): 1994 - $13,665; 1993 - $9,319

The accompanying notes are part of the financial statements.

                           Ford Motor Company and Subsidiaries

                               NOTES TO FINANCIAL STATEMENTS
                               -----------------------------
                                        (unaudited)


1. Financial Statements - The financial data presented herein are unaudited, but in the opinion of management reflect those adjustments necessary for a fair presentation of such information. Results for interim periods should not be considered indicative of results for a full year. Reference should be made to the financial statements contained in the registrant's Annual Report on Form 10-K (the "10-K Report") for the year ended
     December 31, 1993. For purposes hereof, "Ford" or the "Company" means Ford Motor Company and its majority-owned subsidiaries unless the context requires otherwise.

2. Selected Automotive costs and expenses are summarized as follows (in millions):


                                                          Second Quarter                   First Half
                                                      ---------------------         ------------------------
                                                         1994        1993             1994            1993
                                                      --------     --------         -------          -------
     Depreciation                                  $  564           $  607           $1,145           $1,217
     Amortization                                     582              534            1,124            1,068

3.   Inventories are summarized as follows (in millions):

                                                                     June 30,        December 31,
                                                                       1994              1993
                                                                     --------        ------------
     Raw materials, work in process and supplies                     $2,710             $2,937
     Finished products                                                2,994              2,601
                                                                     ------             ------
        Inventories - Automotive                                     $5,704             $5,538
                                                                     ======             ======

     Inventories - U.S. Automotive                                   $2,356             $2,575

4.  Sale of First Nationwide Bank

           On April 14, 1994, an agreement was entered into between First Nationwide Bank, a Federal Savings Bank (the "Bank") and First Madison Bank, FSB ("First Madison") for the sale of substantially all of the Bank's assets to, and the assumption of substantially all of the Bank's liabilities by, First Madison. The Bank is a wholly-owned subsidiary of First Nationwide Financial Corporation ("FNFC"), which in turn is a wholly-owned subsidiary of Ford.
           The transaction, which is subject to federal regulatory approvals, is expected to be completed in the fourth quarter of 1994.

           The Company recognized in First Quarter 1994 earnings a pre-tax charge of $475 million and an after-tax charge of $440 million related to the disposition of FNFC, reflecting the non-recovery of goodwill and reserves for estimated losses on assets to be retained or repurchased by FNFC. These assets will be liquidated over time as market conditions permit. The tax effect of this transaction takes into account differences between the book and tax basis of certain assets for which deferred taxes were not required to be provided under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". The Company's income statement includes the results of operations of FNFC through March 31, 1994. The net assets of FNFC at March 31, 1994 are included in the balance sheet under Financial Services - Other Assets. Historically, FNFC (including the Bank) has not had a significant effect on Ford's operating results.

                       Ford Motor Company and Subsidiaries

                           NOTES TO FINANCIAL STATEMENTS
                           -----------------------------
                                   (unaudited)





5.         Stock Split
           -----------

           On April 14, 1994, the Company's Board of Directors declared a 2-for-1 stock split in the form of a 100% stock dividend on the Company's Common Stock and Class B Stock. The stock split became effective June 6, 1994, and share data have been restated to reflect the 2-for-1 stock split.

6.         Consolidated Statement of Cash Flows
           ------------------------------------

           Effective January 1, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Accordingly, the purchases and sales of trading securities are included in cash flows from operating activities. Financial statements for the prior period were not restated.

7.         Acquisition of The Hertz Corporation
           ------------------------------------
           On March 8, 1994, Ford purchased from Commerzbank Aktiengesellschaft, a German bank, additional shares of common stock of Hertz aggregating 5% of the total outstanding voting stock, thereby bringing Ford's ownership of the total voting stock of Hertz to 54% from 49%. On April 29, 1994, Ford acquired 20% of Hertz' common stock from Park Ridge Limited Partnership, and Hertz redeemed the common stock (26%) and preferred stock of Hertz owned by AB Volvo for $145 million; these transactions resulted in Hertz becoming a wholly-owned subsidiary of Ford. In addition, a $150 million subordinated promissory note of Hertz held by Ford Credit was exchanged for $150 million of preferred stock of Hertz.

                           Ford Motor Company and Subsidiaries

                                 VEHICLE FACTORY SALES
                                 ---------------------

                      For the Periods Ended June 30, 1994 and 1993




                                          Second Quarter                    First Half
                                    -------------------------        -------------------------
                                      1994             1993            1994             1993
                                    ----------      ---------        --------        ---------
North America
Cars - U.S.                            538,823        566,164       1,060,631        1,052,421
     - Canada                           37,625         45,124          70,930           70,446
     - Mexico                           13,750         11,211          25,405           30,854
                                     ---------       --------       ---------        ---------
  Total cars                           590,198        622,499       1,156,966        1,153,721

Trucks - U.S.                          586,182        535,239       1,148,685          971,443
       - Canada                         48,058         34,421          78,102           58,879
       - Mexico                         11,315          8,365          19,486           20,565
                                     ---------       --------       ---------        ---------
  Total trucks                         645,555        578,025       1,246,273        1,050,887
                                     ---------      ----------      ---------        ---------

  Total North America                1,235,753      1,200,524       2,403,239        2,204,608

Outside North America
Germany                                279,341        219,185         522,016          455,962
Britain                                130,958        117,405         239,654          235,441
Spain                                   86,971         57,000         163,702          138,309
Australia                               33,606         31,402          60,601           59,160
Taiwan                                  22,100         31,518          51,422           68,342
Japan                                   10,686         11,284          22,838           29,170
Other countries                         11,535          7,411          19,910           16,148
                                     ---------      ---------       ---------        ---------

  Total outside North America          575,197        475,205       1,080,143        1,002,532
                                     ---------      ---------       ---------        ---------

  Total worldwide vehicle
   factory sales                     1,810,950      1,675,729       3,483,382        3,207,140
                                     =========      =========       =========        =========





Includes units manufactured by other companies and sold by Ford. Factory sales are shown by source of manufacture, except within North America. In North America, U.S. sales include exports from Canada, Mexico, and Australia. Canadian sales include exports from the U.S. and Mexico. Mexican sales include exports from the U.S. and Canada.

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